Exhibit 99.2

Team Health Holdings, Inc. Closes Secondary Offering of Common Stock

KNOXVILLE, Tenn. – March 8, 2011 –Team Health Holdings, Inc. (“Team Health”) (NYSE: TMH) announced today that its previously announced secondary offering closed today. The 8,000,000 secondary shares were sold by Team Health’s principal stockholder, Ensemble Parent LLC, an investment fund affiliated with The Blackstone Group L.P., and its chief financial officer. Ensemble Parent LLC sold 7,950,000 shares. Team Health’s chief financial officer sold 50,000 shares. Ensemble Parent LLC granted the underwriters an option to purchase up to 1,200,000 additional shares of common stock to cover over-allotments, if any. Team Health did not receive any proceeds from the sale of shares in the offering.

Barclays Capital, Citi, BofA Merrill Lynch and Goldman, Sachs & Co. acted as joint book-running managers and Deutsche Bank Securities, Morgan Keegan and Stephens Inc. acted as co-managers for the offering.

This offering was made solely by means of a prospectus, copies of which may be obtained from: Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; or Citi at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department, or by calling (800) 831-9146.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Team Health

Team Health was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 13 regional sites, Team Health’s more than 5,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, and pediatric staffing and management services to approximately 530 civilian and military hospitals, clinics, and physician groups in 44 states.